Exhibit 99.1

KONTOOR BRANDS REPORTS SECOND QUARTER 2020 RESULTS

•Q2 2020 Reported Revenue of $349 million
•Q2 2020 GAAP EPS of $(0.58), Adjusted EPS of $(0.22)
•Q2 2020 Reported Gross Margin declined 10 bps to 38.5 percent compared with the prior year; Adjusted Gross Margin declined 160 bps to 38.4 percent
•Q2 2020 inventory declined $105 million, or 20 percent, compared with the prior year
•Strong cash generation supported an additional discretionary debt paydown of $75 million in the second quarter, in addition to the $175 million paid in conjunction with the amended credit facility

GREENSBORO, N.C. - August 6, 2020 - Kontoor Brands, Inc. (NYSE: KTB), a global lifestyle apparel company, with a portfolio led by two of the world’s most iconic consumer brands, Wrangler® and Lee®, today reported financial results for its second quarter ended June 27, 2020.

“In a rapidly changing operating environment, we remain focused on navigating near-term impacts associated with the COVID-19 pandemic, while also positioning Kontoor for future success,” said Scott Baxter, President and Chief Executive Officer, Kontoor Brands. “During the second quarter, we successfully balanced managing through short-term challenges while taking proactive measures to drive competitive separation in the global marketplace. We strengthened our liquidity position, improved our financial flexibility and paid down debt, all while investing in growth and new business development opportunities.”

“I want to thank our colleagues around the world for their perseverance and resolve during these dynamic times. Our accomplishments throughout the second quarter are a direct reflection of their tireless efforts. I am confident the strength of our global team positions us to best serve the needs of all of our stakeholders,” added Baxter.

This release refers to “adjusted” amounts and “constant currency” amounts, which are further described in the Non-GAAP Financial Measures section below. All per share amounts are presented on a diluted basis.

Second Quarter 2020 Income Statement Review

Revenue decreased to $349 million, a 43 percent year-over-year decline on a reported basis and 42 percent decline in constant currency.

Revenue declines during the quarter were primarily the result of COVID-19 related wholesale and owned door closures and stay-at-home orders, as well as an approximate $33 million timing shift of shipments from the second quarter to the third quarter. Revenue on a year-over-year basis sequentially improved each month as the quarter progressed.

During the second quarter, U.S. revenue was $288 million, down 41 percent on a reported basis, driven primarily by the COVID-19 impacts and aforementioned timing shift. These declines were partially offset by growth in digital, with U.S. owned.com increasing 48 percent and U.S. digital wholesale increasing 36 percent.

International revenue was $61 million, down 51 percent on a reported basis and down 48 percent in constant currency, primarily as a result of COVID-19 impacts. Europe revenue was the most impacted, while the recovery in China continued to improve.

Wrangler® brand global revenue decreased to $252 million, a 31 percent decline on a reported and constant currency basis. Wrangler® U.S. revenue declined 27 percent. Impacts from COVID-19 and the aforementioned timing shift, out of the second quarter and into the third quarter, were the primary drivers of the U.S. decline.

Lee® brand global revenue decreased 58 percent to $86 million on a reported and constant currency basis, driven primarily by COVID-19 impacts. Lee® U.S. revenue declined 66 percent driven by more prolonged retailer door closures.

Other global revenue declined 70 percent to $12 million on a reported and constant currency basis driven by the temporary Company-owned VF OutletTM store closures related to COVID-19, as well as planned reductions in the sale of goods manufactured for third parties, and Rock & Republic®.

Gross margin decreased 10 basis points to 38.5 percent of revenue on a reported basis. On an adjusted basis, gross margin decreased 160 basis points to 38.4 percent of revenue. COVID-19 impacts associated with downtime in owned manufacturing and inventory reserves drove a 450 basis point net decline. Geographic mix contributed another 60 basis points of headwind. These factors more than offset approximately 350 basis points of improvement from restructuring, quality-of-sales initiatives, pricing, product cost enhancements and improving channel mix.

Selling, General & Administrative (SG&A) expenses were $156 million on a reported basis. On an adjusted basis, SG&A was $129 million, or 36.8 percent of revenue, down $38 million from second quarter adjusted 2019. Adjustments primarily represent costs associated with the global ERP implementation and information technology infrastructure build-out. Tight expense control and restructuring benefits helped offset fixed cost de-leverage due to revenue declines and increased credit losses.

Operating loss on a reported basis was $22 million. On an adjusted basis, operating income was $6 million, down from $74 million in the same period in 2019 reflecting the significant impacts of COVID-19. Adjusted operating margin decreased to 1.6 percent of revenue, driven by fixed cost de-leverage of lower sales and increased credit losses, more than offsetting restructuring benefits, cost savings and quality-of-sales initiatives.

Earnings Before Interest, Tax, Depreciation and Amortization (EBITDA) on a reported basis was a loss of $14 million. Adjusted EBITDA was $13 million, down from $82 million in the prior year. EBITDA margin on a reported basis decreased to (4.1) percent of revenue. Adjusted EBITDA margin decreased to 3.6 percent of revenue, primarily due to the impacts of COVID-19 outlined above.

Loss per share was $(0.58) on a reported basis. Adjusted loss per share was $(0.22).

June 27, 2020, Balance Sheet Review

The Company ended the second quarter of 2020 with $256 million in cash and equivalents, and approximately $1.1 billion in long-term debt.

The Company repaid $175 million against the revolver in conjunction with the closing of the amendment to the credit facility in May 2020. Due to the Company's strong cash generation, in June 2020, the Company made an additional discretionary repayment on its revolver of $75 million. As of June 2020, the Company had $225 million of outstanding borrowings under the Revolving Credit Facility and $273 million available for borrowing against this facility. The Company was in compliance with the terms of its amended credit facility at the end of the second quarter.

Inventory at the end of the second quarter of 2020 was $433 million, down $105 million or 20 percent compared to the prior year period.

Outlook

As previously announced, and as a result of the uncertainty and significant business impacts caused by COVID-19, Kontoor withdrew its 2020 guidance provided on March 5, 2020, and has not provided an updated outlook given the continued dynamic nature of the environment.

While the Company is not providing full-year 2020 guidance at this time, additional perspective and assumptions on revenues are as follows:

•The Company continues to take the necessary, proactive steps to accommodate a prolonged COVID-19 operating environment.

•Revenue in the second half of 2020 should experience sequential year-over-year improvement and is expected to benefit from new programs and distribution gains, as well as the timing shift of shipments.

Webcast Information

Kontoor Brands will host its second quarter 2020 conference call beginning at 8:30 a.m. Eastern Time today, August 6, 2020. The conference will be broadcast live via the Internet, accessible at https://www.kontoorbrands.com/investors. For those unable to listen to the live broadcast, an archived version will be available at the same location.

Non-GAAP Financial Measures

Adjusted Amounts - This release refers to “adjusted” amounts that exclude the impact of restructuring and separation costs, changes in Kontoor's business model and other adjustments.

Adjustments during 2020 primarily represent costs associated with the Company's global ERP implementation and information technology infrastructure build-out. Adjustments during 2019 represent the impact of restructuring and separation costs, changes in Kontoor's business model and other adjustments.

Constant Currency - This release refers to “reported” amounts in accordance with GAAP, which include translation and transactional impacts from changes in foreign currency exchange rates. This release also refers to “constant currency” amounts, which exclude the translation impact of changes in foreign currency exchange rates.

Reconciliations of these non-GAAP measures to the most comparable GAAP measures are presented in the supplemental financial information included with this release that identifies and quantifies all reconciling adjustments and provides management's view of why this non-GAAP information is useful to investors. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be viewed in addition to, and not as an alternate for, reported results under GAAP. The non-GAAP measures used by the Company in this release may be different from similarly titled measures used by other companies.

About Kontoor Brands

Kontoor Brands, Inc. (NYSE: KTB) is a global lifestyle apparel company, with a portfolio led by two of the world’s most iconic consumer brands: Wrangler® and Lee®. Kontoor designs, manufactures and distributes superior high-quality products that look good and fit right, giving people around the world the freedom and confidence to express themselves. Kontoor Brands is a purpose-led organization focused on leveraging its global platform, strategic sourcing model and best-in-class supply chain to drive brand growth and deliver long-term value for its stakeholders. For more information about Kontoor Brands, please visit www.KontoorBrands.com.

Forward-Looking Statements

Certain statements included in this release and attachments are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting the Company and therefore involve several risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “should,” “may” and other words and terms of similar meaning or use of future dates. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. We do not intend to update any of these forward-looking statements or publicly announce the results of any revisions to these forward-looking statements, other than as required under the U.S. federal securities laws. Potential risks and uncertainties that could cause the actual results of operations or financial condition of the Company to differ materially from those expressed or implied by forward-looking statements in this release include, but are not limited to: risks associated with the Company's spin-off from VF Corporation, including the risk of disruption to our business in connection with the spin-off and that the Company could lose revenue as a result of such disruption; the risk that the Company does not realize all of the expected benefits of the spin-off; the risk that the spin-off will not be tax-free for U.S. federal income tax purposes; the risk that there will be a loss of synergies from separating the businesses that could negatively impact the balance sheet, profit margins or earnings of the Company; the risk of significant costs to the Company to perform certain functions (currently being performed by VF Corporation for the Company on a transitional basis)
following the transition period; and the risk associated with significant restrictions on the Company’s actions in order to avoid triggering tax-related liabilities. Other risks for the Company include foreign currency fluctuations; the level of consumer demand for apparel; financial difficulty experienced by the retail industry; disruption to distribution systems; reliance on a small number of large customers; the financial strength of customers; fluctuations in the price, availability and quality of raw materials and contracted products; disruption and volatility in the global capital and credit markets and its impact on the Company’s ability to obtain short-term or long-term financing on favorable terms; restrictions on the Company’s business relating to its debt obligations; diseases, epidemics and public health-related concerns, such as the recent impact of the COVID-19 pandemic, which could continue to result in closed factories, reduced workforces, supply chain interruption, and reduced consumer traffic and purchasing; response to changing fashion trends, evolving consumer preferences and changing patterns of consumer behavior, intense industry competition, including from online retailers, and manufacturing and product innovation; changes to trade policy, including tariff and import/export regulations; increasing pressure on margins; ability to implement its business strategy; ability to grow its international and direct-to-consumer businesses; the Company's and its vendors’ ability to maintain the strength and security of information technology systems; the risk that facilities and systems and those of third-party service providers may be vulnerable to and unable to anticipate or detect data security breaches and data or financial loss; ability to properly collect, use, manage and secure consumer and employee data; stability of manufacturing facilities and foreign suppliers; continued use by suppliers of ethical business practices; ability to accurately forecast demand for products; continuity of members of management; ability to protect trademarks and other intellectual property rights; possible goodwill and other asset impairment; operational difficulties and additional expenses related to the Company’s design and implementation of an enterprise resource planning software system; maintenance by licensees and distributors of the value of the Company’s brands; ability to execute and integrate acquisitions; changes in tax laws and liabilities; volatility in the price and trading volume of the Company’s common stock; failure to declare future cash dividends; the impact of climate change and related legislative and regulatory responses; legal, regulatory, political and economic risks; the risk of economic uncertainty associated with the recent exit of the United Kingdom from the European Union ("Brexit") or any other similar referendums that may be held; and unseasonal or severe weather conditions. Many of the foregoing risks and uncertainties will continue to be exacerbated by the COVID-19 pandemic and any continued worsening of the global business and economic environment as a result. More information on potential factors that could affect the Company's financial results are described in detail in the Company’s most recent Annual Report on Form 10-K and in other reports and statements that the Company files with the SEC.

Contacts
Investors:
Eric Tracy, (336) 332-5205
Senior Director, Investor Relations
Eric.Tracy@kontoorbrands.com

or

Media:
Vanessa McCutchen, (336) 332-5612
Vice President, Corporate Communications
Vanessa.McCutchen@kontoorbrands.com

KONTOOR BRANDS, INC.
Condensed Consolidated and Combined Statements of Operations
(Unaudited)

	Three Months Ended June		%	Six Months Ended June		%
(Dollars in thousands)	2020	2019	Change	2020	2019	Change
Net revenues	$349,254	$609,746	(43)%	$853,752	$1,258,090	(32)%
Costs and operating expenses
Cost of goods sold	214,888	374,177	(43)%	528,622	775,202	(32)%
Selling, general and administrative expenses	156,161	182,049	(14)%	347,089	404,173	(14)%
Total costs and operating expenses	371,049	556,226	(33)%	875,711	1,179,375	(26)%
Operating (loss) income	(21,795)	53,520	(141)%	(21,959)	78,715	(128)%
Interest income from former parent, net	—	1,423	(100)%	—	3,762	(100)%
Interest expense	(13,120)	(7,638)	72%	(24,059)	(7,736)	211%
Interest income	556	1,408	(61)%	972	2,831	(66)%
Other expense, net	(509)	(1,370)	(63)%	(959)	(2,341)	(59)%
(Loss) income before income taxes	(34,868)	47,343	(174)%	(46,005)	75,231	(161)%
Income taxes	(1,606)	9,357	(117)%	(10,031)	21,832	(146)%
Net (loss) income	$(33,262)	$37,986	(188)%	$(35,974)	$53,399	(167)%
(Loss) earnings per common share
Basic	$(0.58)	$0.67		$(0.63)	$0.94
Diluted	$(0.58)	$0.67		$(0.63)	$0.94
Weighted average shares outstanding
Basic	56,931	56,648		56,903	56,648
Diluted	56,931	56,920		56,903	56,779
Basis of presentation for all financial tables within this release: The Company operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 each year. For presentation purposes herein, all references to periods ended June 2020 and June 2019 relate to the 13-week and 26-week fiscal periods ended June 27, 2020 and June 29, 2019, respectively. References to June 2020, December 2019 and June 2019 relate to the balance sheets as of June 27, 2020, December 28, 2019 and June 29, 2019, respectively. Amounts herein may not recalculate due to the use of unrounded numbers.

KONTOOR BRANDS, INC.
Condensed and Consolidated Balance Sheets
(Unaudited)

(In thousands)	June 2020	December 2019	June 2019
ASSETS
Current assets
Cash and equivalents	$256,276	$106,808	$76,687
Accounts receivable, net	153,302	228,459	254,049
Inventories	432,925	458,101	538,168
Prepaid expenses and other current assets	77,374	84,235	79,397
Total current assets	919,877	877,603	948,301
Property, plant and equipment, net	124,939	132,192	131,727
Operating lease assets	76,780	86,582	90,416
Intangible assets, net	16,629	17,293	50,953
Goodwill	211,781	212,836	213,761
Other assets	222,762	190,650	153,044
TOTAL ASSETS	$1,572,768	$1,517,156	$1,588,202
LIABILITIES AND EQUITY
Current liabilities
Short-term borrowings	$310	$1,070	$2,829
Current portion of long-term debt	6,250	—	7,500
Accounts payable	108,745	147,347	159,214
Accrued liabilities	180,324	194,744	177,582
Operating lease liabilities, current	35,144	35,389	34,439
Total current liabilities	330,773	378,550	381,564
Operating lease liabilities, noncurrent	46,526	54,746	58,594
Other liabilities	109,895	101,334	86,189
Long-term debt	1,130,463	913,269	979,687
Commitments and contingencies
Total liabilities	1,617,657	1,447,899	1,506,034
Total (deficit) equity	(44,889)	69,257	82,168
TOTAL LIABILITIES AND EQUITY	$1,572,768	$1,517,156	$1,588,202

KONTOOR BRANDS, INC.
Condensed Consolidated and Combined Statements of Cash Flows
(Unaudited)

	Six Months Ended June
(In thousands)	2020	2019
OPERATING ACTIVITIES
Net (loss) income	$(35,974)	$53,399
Adjustments to reconcile net (loss) income to cash provided by operating activities:
Depreciation and amortization	15,219	16,025
Stock-based compensation	7,160	11,473
Due from former parent	—	548,301
Due to former parent	—	(16,065)
Other	18,022	(32,982)
Cash provided by operating activities	4,427	580,151
INVESTING ACTIVITIES
Capital expenditures	(11,895)	(9,300)
Software purchases	(25,605)	—
Collection of notes receivable from former parent	—	517,940
Other	(1,673)	1,081
Cash (used) provided by investing activities	(39,173)	509,721
FINANCING ACTIVITIES
Borrowings under revolving credit facility	512,500	—
Repayments under revolving credit facility	(287,500)	—
Proceeds from issuance of term loans	—	1,050,000
Payment of deferred financing costs	(4,346)	(12,993)
Repayments of term loans	—	(50,000)
Repayment of notes payable to former parent	—	(269,112)
Net transfers to former parent	—	(1,814,682)
Dividends paid	(31,877)	—
Proceeds from issuance of Common Stock, net of shares withheld for taxes	(1,854)	—
Other	(718)	(14,169)
Cash provided (used) by financing activities	186,205	(1,110,956)
Effect of foreign currency rate changes on cash and cash equivalents	(1,991)	995
Net change in cash and cash equivalents	149,468	(20,089)
Cash and cash equivalents – beginning of period	106,808	96,776
Cash and cash equivalents – end of period	$256,276	$76,687

KONTOOR BRANDS, INC.
Supplemental Financial Information
Business Segment Information
(Unaudited)

	Three Months Ended June		% Change	% Change Constant Currency (a)
(Dollars in thousands)	2020	2019
Segment revenues:
Wrangler	$251,655	$363,992	(31)%	(31)%
Lee	85,966	206,908	(58)%	(58)%
Total reportable segment revenues	337,621	570,900	(41)%	(40)%
Other revenues (b)	11,633	38,846	(70)%	(70)%
Total net revenues	$349,254	$609,746	(43)%	(42)%
Segment profit:
Wrangler	$28,938	$56,980	(49)%	(50)%
Lee	(18,417)	13,747	(234)%	(236)%
Total reportable segment profit	$10,521	$70,727	(85)%	(86)%
Corporate and other expenses	(26,348)	(20,382)	29%	29%
Interest income from former parent, net	—	1,423	(100)%	(100)%
Interest expense	(13,120)	(7,638)	72%	72%
Interest income	556	1,408	(61)%	(60)%
(Loss) profit related to other revenues (b)	(6,477)	1,805	(459)%	(459)%
(Loss) income before income taxes	$(34,868)	$47,343	(174)%	(175)%

	Six Months Ended June		% Change	% Change Constant Currency (a)
	2020	2019
Segment revenues:
Wrangler	$555,041	$733,927	(24)%	(24)%
Lee	268,722	448,439	(40)%	(39)%
Total reportable segment revenues	823,763	1,182,366	(30)%	(30)%
Other revenues (b)	29,989	75,724	(60)%	(60)%
Total net revenues	$853,752	$1,258,090	(32)%	(32)%
Segment profit:
Wrangler	$62,801	$80,645	(22)%	(22)%
Lee	(17,444)	31,380	(156)%	(157)%
Total reportable segment profit	$45,357	$112,025	(60)%	(60)%
Corporate and other expenses	(59,570)	(34,371)	73%	73%
Interest income from former parent, net	—	3,762	(100)%	(100)%
Interest expense	(24,059)	(7,736)	211%	211%
Interest income	972	2,831	(66)%	(65)%
Loss related to other revenues (b)	(8,705)	(1,280)	580%	579%
(Loss) income before income taxes	$(46,005)	$75,231	(161)%	(162)%

(a) Refer to constant currency definition on the following pages.
(b) We report an "Other" category in order to reconcile segment revenues and segment profit to the Company's operating results, but the Other category is not considered a reportable segment based on evaluation of aggregation criteria. Other includes sales of third-party branded merchandise at VF Outlet™ stores, sales and licensing of Rock & Republic® branded apparel, and sales of products manufactured for third parties. Sales of Wrangler® and Lee® branded products at VF Outlet™ stores are not included in Other and are reported in their respective segments. Prior to 2020, the Other category also included transactions with VF for pre-Separation activities, none of which continued in 2020. These transactions included sales of VF-branded products at VF Outlet™ stores, as well as sales to VF for products manufactured in our plants, use of our transportation fleet and fulfillment of a transition services agreement related to VF’s sale of its Nautica® brand business in mid-2018.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Business Segment Information – Constant Currency Basis (Non-GAAP)
(Unaudited)

	Three Months Ended June 2020
	As Reported	Adjust for Foreign
(In thousands)	under GAAP	Currency Exchange	Constant Currency
Segment revenues:
Wrangler	$251,655	$711	$252,366
Lee	85,966	1,912	87,878
Total reportable segment revenues	337,621	2,623	340,244
Other revenues	11,633	—	11,633
Total net revenues	$349,254	$2,623	$351,877
Segment profit:
Wrangler	$28,938	$(341)	$28,597
Lee	(18,417)	(212)	(18,629)
Total reportable segment profit	$10,521	$(553)	$9,968
Corporate and other expenses	(26,348)	11	(26,337)
Interest expense	(13,120)	8	(13,112)
Interest income	556	10	566
Loss related to other revenues	(6,477)	1	(6,476)
(Loss) income before income taxes	$(34,868)	$(523)	$(35,391)

	Six Months Ended June 2020
	As Reported	Adjust for Foreign
	under GAAP	Currency Exchange	Constant Currency
Segment revenues:
Wrangler	$555,041	$1,952	$556,993
Lee	268,722	3,725	272,447
Total reportable segment revenues	823,763	5,677	829,440
Other revenues	29,989	18	30,007
Total net revenues	$853,752	$5,695	$859,447
Segment profit:
Wrangler	$62,801	$(254)	$62,547
Lee	(17,444)	(340)	(17,784)
Total reportable segment profit	$45,357	$(594)	$44,763
Corporate and other expenses	(59,570)	(58)	(59,628)
Interest expense	(24,059)	11	(24,048)
Interest income	972	18	990
Loss related to other revenues	(8,705)	17	(8,688)
(Loss) income before income taxes	$(46,005)	$(606)	$(46,611)
Constant Currency Financial Information
The Company is a global company that reports financial information in U.S. dollars in accordance with GAAP. Foreign currency exchange rate fluctuations affect the amounts reported by the Company from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure that excludes the impact of translating foreign currencies into U.S. dollars. We use constant currency information to provide a framework to assess how our business performed excluding the effects of changes in the rates used to calculate foreign currency translation. Management believes this information is useful to investors to facilitate comparison of operating results and better identify trends in our businesses.
To calculate foreign currency translation on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).
These constant currency performance measures should be viewed in addition to, and not as an alternative for, reported results under GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Financial Measures - Quarter-to-Date (Non-GAAP)
(Unaudited)

	Three Months Ended June
(In thousands, except for per share amounts)	2020	2019

Net revenues - as reported under GAAP	$349,254	$609,746
Business model changes (a)	—	(7,389)
Adjusted net revenues	$349,254	$602,357

Cost of goods sold - as reported under GAAP	$214,888	$374,177
Restructuring & separation costs (b)	119	(4,807)
Business model changes (a)	—	(6,363)
Other adjustments (c)	—	(1,618)
Adjusted cost of goods sold	$215,007	$361,389

Selling, general and administrative expenses - as reported under GAAP	$156,161	$182,049
Restructuring & separation costs (b)	(27,477)	(7,954)
Business model changes (a)	—	(2,410)
Other adjustments (c)	—	(4,602)
Adjusted selling, general and administrative expenses	$128,684	$167,083

Other expense, net - as reported under GAAP	$(509)	$(1,370)
Business model changes (a)	—	(204)
Other adjustments (c)	321	1,524
Adjusted other expense, net	$(188)	$(50)

Diluted (loss) earnings per share - as reported under GAAP	$(0.58)	$0.67
Restructuring & separation costs (b)	0.36	0.18
Business model changes (a)	—	0.02
Other adjustments (c)	—	0.08
Adjusted diluted (loss) earnings per share	$(0.22)	$0.96

Net (loss) income - as reported under GAAP	$(33,262)	$37,986
Income taxes	(1,606)	9,357
Interest income from former parent, net	—	(1,423)
Interest expense	13,120	7,638
Interest income	(556)	(1,408)
EBIT	$(22,304)	$52,150

Depreciation and amortization - as reported under GAAP	$7,834	$8,322
Restructuring & separation costs (b)	(649)	—
Adjusted depreciation and amortization	$7,185	$8,322

EBITDA	$(14,470)	$60,472
Restructuring & separation costs (b)	26,709	12,761
Business model changes (a)	—	1,180
Other adjustments (c)	321	7,744
Adjusted EBITDA	$12,560	$82,157

Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on an adjusted basis. These adjusted presentations are non-GAAP measures. See “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures" within the following pages. Amounts herein may not recalculate due to the use of unrounded numbers.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Financial Measures - Quarter-to-Date (Non-GAAP)
(Unaudited)
Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures
Management uses the above non-GAAP financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. In addition, adjusted EBITDA is a key financial measure for the Company's shareholders and financial leaders, as the Company's debt financing agreements require the measurement of adjusted EBITDA, along with other measures, in connection with the Company's compliance with debt covenants. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be considered supplemental in nature and should be viewed in addition to, and not as an alternate for, reported results under GAAP. In addition, these non-GAAP measures may be different from similarly titled measures used by other companies.
(a) Business model changes for the three months ended June 2019 primarily related to the transition of our former Central and South America region to a licensed model and the discontinuation of manufacturing for VF Corporation. These business model changes resulted in an insignificant corresponding tax impact for the three months ended June 2019.
(b) Restructuring costs related to strategic actions taken to achieve cost savings, and separation costs related to the spin-off from VF Corporation and establishment of Kontoor as a separate public company, including the ongoing implementation of a global ERP system and information technology infrastructure. These restructuring and separation costs resulted in a corresponding tax impact of $6.9 million and $2.7 million for the three months ended June 2020 and June 2019, respectively.
(c) Other adjustments have been made for the three months ended June 2019 to revise historical corporate allocations, primarily attributable to the carve-out basis of accounting, so that adjusted EBITDA reflects the anticipated cost structure of a separate public company. These other adjustments resulted in a corresponding tax impact of $(1.5) million for the three months ended June 2019.
Other adjustments have also been made for the three months ended June 2020 and June 2019 to remove the funding fees related to the accounts receivable sale arrangement, as they are treated as interest expense for calculation of adjusted EBITDA for debt compliance purposes.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Summary of Select GAAP and Non-GAAP Measures
(Unaudited)

	Three Months Ended June
	2020		2019
(Dollars in thousands)	GAAP	Adjusted	GAAP	Adjusted

Net revenues	$349,254	$349,254	$609,746	$602,357

Gross profit	$134,366	$134,247	$235,569	$240,968
As a percentage of total net revenues	38.5%	38.4%	38.6%	40.0%

Selling, general and administrative expenses	$156,161	$128,684	$182,049	$167,083
As a percentage of total net revenues	44.7%	36.8%	29.9%	27.7%

Operating (loss) income	$(21,795)	$5,563	$53,520	$73,885
As a percentage of total net revenues	(6.2)%	1.6%	8.8%	12.3%
(Loss) earnings per common share - diluted	$(0.58)	$(0.22)	$0.67	$0.96

EBIT	$(22,304)	$5,375	$52,150	$73,835

EBITDA	$(14,470)	$12,560	$60,472	$82,157
As a percentage of total net revenues	(4.1)%	3.6%	9.9%	13.6%

Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on an adjusted basis. These adjusted presentations are non-GAAP measures. See “Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures" within the previous pages.
Management uses the above financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. In addition, adjusted EBITDA is a key financial measure for the Company's shareholders and financial leaders, as the Company's current debt financing agreements require the measurement of adjusted EBITDA, along with other measures, in connection with the Company's compliance with debt covenants. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be considered supplemental in nature and should be viewed in addition to, and not as an alternate for, reported results under GAAP. In addition, these non-GAAP measures may be different from similarly titled measures used by other companies.

KONTOOR BRANDS, INC.
Supplemental Financial Information
Disaggregation of Revenue
(Unaudited)

	Three Months Ended June 2020
	Revenues - As Reported Under GAAP

(In thousands)	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$217,183	$33,194	$2,503	$252,880
Non-U.S. Wholesale	17,251	27,005	—	44,256
Branded Direct-to-Consumer	17,221	25,767	1	42,989
Other	—	—	9,129	9,129
Total	$251,655	$85,966	$11,633	$349,254

Geographic revenues
U.S.	$232,566	$44,119	$11,633	$288,318
International	19,089	41,847	—	60,936
Total	$251,655	$85,966	$11,633	$349,254

KONTOOR BRANDS, INC.
Supplemental Financial Information
Reconciliation of Adjusted Disaggregation of Revenue (Non-GAAP)
(Unaudited)

	Three Months Ended June 2019
	Revenues - As Reported Under GAAP

(In thousands)	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$299,040	$108,757	$4,710	$412,507
Non-U.S. Wholesale	40,569	56,845	633	98,047
Branded Direct-to-Consumer	24,383	41,306	14	65,703
Other	—	—	33,489	33,489
Total	$363,992	$206,908	$38,846	$609,746

Geographic revenues
U.S.	$317,831	$130,795	$38,002	$486,628
International	46,161	76,113	844	123,118
Total	$363,992	$206,908	$38,846	$609,746

	Adjustments for Business Model Changes (a)

	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$—	$—	$—	$—
Non-U.S. Wholesale	(1,484)	(184)	—	(1,668)
Branded Direct-to-Consumer	(1,936)	(336)	—	(2,272)
Other	—	—	(3,449)	(3,449)
Total	$(3,420)	$(520)	$(3,449)	$(7,389)

Geographic revenues
U.S.	$—	$—	$(3,449)	$(3,449)
International	(3,420)	(520)	—	(3,940)
Total	$(3,420)	$(520)	$(3,449)	$(7,389)

	Adjusted Revenues

	Wrangler	Lee	Other	Total
Channel revenues
U.S. Wholesale	$299,040	$108,757	$4,710	$412,507
Non-U.S. Wholesale	39,085	56,661	633	96,379
Branded Direct-to-Consumer	22,447	40,970	14	63,431
Other	—	—	30,040	30,040
Total	$360,572	$206,388	$35,397	$602,357

Geographic revenues
U.S.	$317,831	$130,795	$34,553	$483,179
International	42,741	75,593	844	119,178
Total	$360,572	$206,388	$35,397	$602,357

Non-GAAP Financial Information: The financial information above has been presented on a GAAP basis and on an adjusted basis. These adjusted presentations are non-GAAP measures.

Notes to Supplemental Financial Information - Reconciliation of Adjusted Financial Measures
Management uses the above non-GAAP financial measures internally in its budgeting and review process and, in some cases, as a factor in determining compensation. While management believes that these non-GAAP measures are useful in evaluating the business, this information should be considered supplemental in nature and should be viewed in addition to, and not as an alternate for, reported results under GAAP. In addition, these non-GAAP measures may be different from similarly titled measures used by other companies.
(a) Business model changes for the three months ended June 2019 primarily related to the transition of our former Central and South America region to a licensed model and the discontinuation of manufacturing for VF Corporation.